The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Pricing Supplement dated June 17, 2009

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 125 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated June , 2009
Rule 424(b)(2)

$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes
PLUS due December 30, 2010
Based on the Performance of a Basket Composed of Nine Commodities (the “PLUS”)

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of PLUS that you hold, an amount in cash based upon the performance, as determined at maturity, of a weighted basket composed of Gasoline RBOB, which we refer to as gasoline, palm oil, Soybean Meal – CBOT, which we refer to as soymeal, Soybeans – CBOT, which we refer to as soybeans, copper, Sugar # 11 (World) – NYBOT, which we refer to as sugar, Corn – CBOT, which we refer to as corn, gold and Cotton No. 2 – NYBOT, which we refer to as cotton, each of which we refer to as a basket commodity and together as the basket commodities.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
•	The stated principal amount of each PLUS is $1,000.
•	We will not pay interest on the PLUS.
•	At maturity, you will receive an amount per PLUS based on the performance of the basket.
º
If the basket appreciates as a whole, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal $1,000 times the basket percent increase times 130%, which we refer to as the leverage factor, subject to a maximum total payment at maturity, which is $1,360 to $1,400 per PLUS, or 136% to 140% of the stated principal amount.  The actual maximum payment at maturity will be determined on the day we price the PLUS for initial sale to the public, which we refer to as the pricing date.

º
If the basket depreciates as a whole or does not appreciate, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to (i) $1,000 times (ii) the basket performance factor, which will be an amount less than or equal to, and possibly significantly less than, the $1,000 stated principal amount of the PLUS.

•
The basket percent increase will equal the sum of the products of (i) the respective final price for each basket commodity minus the respective initial price for such basket commodity divided by the initial price of such basket commodity times (ii) the respective basket weighting for such basket commodity.

•
The price for each basket commodity on any day will equal (i) in the case of gasoline, the official settlement price per gallon of New York Harbor reformulated gasoline blendstock for oxygen blending on the New York Mercantile Exchange (the “NYMEX”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX, (ii) in the case of palm oil, the official settlement price per ton of deliverable grade palm oil on the Malaysian Derivatives Exchange (the “MDEX”) of the third nearby month futures contract, stated in Malaysian Ringgit (“MYR”), as made public by the MDEX, (iii) in the case of soymeal, the official settlement price per ton of deliverable grade soybean meal on the Chicago Board of Trade (the “CBOT”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the CBOT, (iv) in the case of soybeans, the official settlement price per bushel of deliverable grade soybeans on the CBOT of the first nearby month futures contract, stated in U.S. cents, as made public by the CBOT, (v) in the case of copper, the official cash offer price per ton of Copper Grade A on the London Metal Exchange (the “LME”) for the spot market, stated in U.S. dollars, as determined by the LME, (vi) in the case of sugar, the official settlement price per pound of deliverable grade sugar cane on the NYBOT of the first nearby month futures contract, stated in U.S. cents, as made public by the NYBOT, (vii) in the case of corn, the official settlement price per bushel of deliverable grade corn on the CBOT of the first nearby month futures contract, stated in U.S. cents, as made public by the CBOT, (viii) in the case of gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and (ix) in the case of cotton, the official settlement price per pound of deliverable grade cotton No. 2 on the NYBOT of the first nearby month futures contract, stated in U.S. cents, as made public by the NYBOT.  The price of each basket commodity may be determined, as more fully described herein, by reference to the subsequent nearby month futures contract if the determination of the price is to be made near the expiration of the futures contract identified above.

º
The initial price for each basket commodity will be the price of such basket commodity on the pricing date and the final price for each basket commodity will be the price of such basket commodity on the valuation date.

º	The valuation date will be December 22, 2010, subject to postponement for each basket commodity separately in the event of a market disruption event.
•
The basket performance factor will equal the sum of the products of (i) the final price for each basket commodity divided by the respective initial price for such basket commodity times (ii) the respective basket weighting for such basket commodity.

•	The basket weightings are 15% for gasoline, 12.5% for palm oil, 12.5% for soymeal, 12.5% for soybeans, 12.5% for copper, 12.5% for sugar, 10% for corn, 7.5% for gold and 5% for cotton.
•	Investing in the PLUS is not equivalent to investing in the basket or the basket commodities.
•	The PLUS will not be listed on any securities exchange.
•	The CUSIP number for the PLUS is 617482FY5.
•	The ISIN for the PLUS is US617482FY52.
You should read the more detailed description of the PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of PLUS.”

The PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-13.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
_____________________
PRICE $1,000 PER PLUS

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$1,000	$20	$980
Total	$	$	$

(1)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  Furthermore, the PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s Temporary Liquidity Guarantee Program.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called “Description of PLUS–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)            otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the PLUS we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the PLUS at maturity is based on the performance, as determined at maturity, of a weighted basket composed of Gasoline RBOB (“gasoline”), palm oil, Soybean Meal – CBOT (“soymeal”), Soybeans – CBOT (“soybeans”), copper, Sugar # 11 (World) – NYBOT (“sugar”), Corn – CBOT (“corn”), gold and Cotton No. 2 – NYBOT (“cotton”).  All payments on the PLUS are subject to the credit risk of Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Each PLUS costs $1,000
We, Morgan Stanley, are offering Performance Leveraged Upside SecuritiesSM due December 30, 2010, Based on the Performance of a Basket Composed of Nine Commodities (the “PLUS”).  The stated principal amount and issue price of each PLUS is $1,000.

The original issue price of the PLUS includes the agent’s commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of PLUS—Use of Proceeds and Hedging.”

The PLUS do not guarantee return of any of the principal; no interest
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee the return of any principal at maturity.  If the basket has declined in value we will pay to you an amount in cash per PLUS that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket.

The basket
We have designed the PLUS to provide investors with exposure to nine different commodities.  The following table sets forth the basket commodities, and the initial price and the percentage weighting of each basket commodity within the basket:

Basket Commodity	Bloomberg ticker symbol	Initial price	Percentage Weight of Basket Value
Gasoline RBOB (“gasoline”)	XB1		15%
Palm Oil (“palm oil”)	KO3		12.5%
Soybean Meal – CBOT (“soymeal”)	SM1		12.5%
Soybeans-CBOT (“soybeans”)	S1		12.5%
Copper (“copper”)	LOCADY		12.5%
Sugar #11 (World) – NYBOT (“sugar”)	SB1		12.5%
Corn – CBOT (“corn”)	C1		10%
Gold (“gold”)	GOLDLNPM		7.5%
Cotton No. 2 – NYBOT (“cotton”)	CT1		5%

Payment at maturity based on the performance of the basket
At maturity, you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based upon the performance of the weighted basket, as measured by the basket percent increase or the basket performance factor, as applicable.  The payment at maturity will be determined on the valuation date as follows:

•	If the basket appreciates as a whole, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to:

$1,000 + the leveraged upside payment,

subject to a maximum payment at maturity of $1,360 to $1,400 per PLUS (to be determined on the pricing date)

where,

leveraged upside payment = ($1,000 x basket percent increase x leverage factor)

basket percent increase  =   The sum of the products of (x) the final price for each basket commodity minus the respective initial price for such basket commodity divided by the initial price of such basket commodity times (y) the basket commodity weighting for such basket commodity.  Each such product for a basket commodity may be expressed by the following formula:

leverage factor = 130%.

•
If the basket depreciates as a whole or does not appreciate, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to:

$1,000    x    the basket performance factor

where,

basket performance factor  =   The sum of the products of (x) the final price for each basket commodity divided by the respective initial price for such basket commodity times (y) the respective basket commodity weighting for such basket commodity.  Each such product may be expressed by the following formula:

Because the basket performance factor will be equal to or less than 1.0, this payment will be equal to or less than, and possibly substantially less than, $1,000.

All payments on the PLUS are subject to the credit risk of Morgan Stanley.

The price of each basket commodity will equal:

(i)
in the case of gasoline, the official settlement price per gallon of New York Harbor reformulated gasoline blendstock for oxygen blending on the New York Mercantile Exchange (the “NYMEX”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX,

(ii)
in the case of palm oil, the official settlement price per ton of deliverable grade palm oil on the Malaysian Derivatives Exchange (the “MDEX”) of the third nearby month futures contract, stated in Malaysian Ringgit (“MYR”), as made public by the MDEX,

(iii)
in the case of soymeal, the official settlement price per ton of deliverable grade soybean meal on the Chicago Board of Trade (the “CBOT”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the CBOT,

(iv)
in the case of soybeans, the official settlement price per bushel of deliverable grade soybeans on the CBOT of the first nearby month futures contract, stated in U.S. cents, as made public by the CBOT,

(v)	in the case of copper, the official cash offer price per ton of Copper Grade A on the London Metal Exchange (the “LME”) for the spot market, stated in U.S. dollars, as determined by the LME,

(vi)
in the case of sugar, the official settlement price per pound of deliverable grade sugar cane on the NYBOT of the first nearby month futures contract, stated in U.S. cents, as made public by the NYBOT,

(vii)	in the case of corn, the official settlement price per bushel of deliverable grade corn on the CBOT, stated in U.S. cents, as made public by the CBOT,

(viii)
in the case of gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market, on the pricing date, and

(ix)
in the case of cotton, the official settlement price per pound of deliverable grade cotton No. 2 on the NYBOT of the first nearby month futures contract, stated in U.S. cents, as made public by the NYBOT.

If any date on which the price of soymeal, soybeans, sugar, corn or cotton is to be determined is after the date of the last trade of the options contract (or, if there is more than one such options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract for such basket commodity, such price shall be determined by reference to the second nearby month futures contract for such basket commodity.

If any date on which the price of palm oil is to be determined is within 14 calendar days of the last trading day of the first nearby month futures contract for palm oil, such price shall be determined by reference to the fourth nearby month futures contract for palm oil.

The initial prices of the basket commodities will be determined on the pricing date. If, however, a market disruption event occurs on the pricing date with respect to any basket commodity, the initial price for the affected basket commodity will be the next trading day on which no market disruption event occurs with respect to that basket commodity.  If due to a market disruption event the initial price for any basket commodity has not been determined by the third trading day following the scheduled pricing date, the calculation agent will determined the initial price for that basket commodity as set out in the section of this pricing supplement called “Description of PLUS—Initial Price.”

The final price of the basket commodities will be based on the prices of the basket commodities on the valuation date.  The scheduled valuation date is December 22, 2010.  If, however, with respect to any basket commodity, the scheduled valuation date is not a trading day or if a market disruption event occurs with respect to a basket commodity on the valuation date, the valuation date will be postponed, only with respect to the affected basket commodity, to the next trading day on which no market disruption event occurs with respect to that basket commodity.  If due to a market disruption event the final price for any basket commodity has not been determined on the third trading day following the scheduled valuation date, the calculation agent will determine the final price for that basket commodity as set out in the section of this pricing supplement called “Description of PLUS—Valuation Date.”  If due to a market disruption event or otherwise, the valuation date is postponed to less than two trading days prior to the scheduled maturity date, the maturity date will be postponed until the second trading day following the last date by which the final price for all basket commodities was determined.  See the section of this pricing supplement called “Description of PLUS—Maturity Date.”

Because the performance of the basket commodities may not be correlated, negative performances by any one or more of the basket commodities could wholly offset positive performances by other basket commodities.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the PLUS at Maturity,” which illustrates the performance of the PLUS at maturity assuming a range of hypothetical basket performance factors and basket percent increases.  The graph does not show every situation that may occur.

You can review a table of the historical values and related graphs of each of the basket commodities for each calendar quarter in the period from January 1, 2004 (except for gasoline which commenced trading on the NYMEX on October 3, 2005) to June 12, 2009 and a graph of the historical performance of the basket for the period from October 3, 2005 (the date trading in gasoline commenced on the NYMEX) through June 12, 2009 (assuming that each of the basket commodities is weighted in the basket as described in “Description of PLUS—Basket”) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of the basket commodities or of the basket as a whole, or whether increases in the value of any of the basket commodities will be offset by decreases in the value of other basket commodities, based on their historical performance.

Investing in the PLUS is not equivalent to investing in the basket or any of the basket commodities.

You may revoke your offer to purchase the PLUS prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the PLUS.  You may revoke your offer to purchase the PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance.  In the event of any material changes to the terms of the PLUS, we will notify you.

MSCG will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc. or its successors, which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior unsecured notes.  As calculation agent, MSCG will determine the initial price for each basket commodity, the final price of each basket commodity and whether a market disruption event has occurred and calculate the basket percent increase or the basket performance factor and the payment to you at maturity, and, under certain circumstances, the closing values of the basket commodities.

Where you can find more information on the PLUS
The PLUS are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the PLUS, you should read the “Description of PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.”  The tax treatment of investments in equity and commodity-linked notes such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of PLUS—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical percentage changes in the value of the basket.  The graph is based on the following terms:

•	Stated principal amount per PLUS:	$1,000

•	Leverage factor:	130%

•	Hypothetical maximum payment at maturity:	$1,380 per PLUS

If the basket appreciates as a whole, the payouts on the PLUS at maturity reflected in the graph below are equal to $1,000 plus the leveraged upside payment.  If the basket depreciates as a whole or does not appreciate, the payout on the PLUS at maturity reflected in the graph below is equal to $1,000 multiplied by the basket performance factor, and is consequently an amount less than or equal to the $1,000 stated principal amount of each PLUS.  The graph does not show every situation that may occur.

In the hypothetical graph above, you will realize the maximum payment at maturity when the basket has appreciated to approximately 129.23% of its initial value.  In addition, you will not share in any further appreciation of the basket if the basket appreciates above 138% of its initial value.  The graph does not show every situation that may occur.

Calculation of Payment at Maturity

Below is an example of how to calculate the payment at maturity if the basket percent increase is positive based on the leverage factor and the hypothetical data in the respective table below.  The initial and final prices below are hypothetical and do not reflect the actual initial or final prices.

Basket appreciates - Example

Leverage factor = 130%

Basket Commodity	% Weight in Basket	Hypothetical Initial price	Hypothetical Final price	Percentage Change
Gasoline	15%	$200	$210	+ 5%
Palm oil	12.5%	MYR2,465	MYR2,588.25	+ 5%
Soymeal	12.5%	$420	$441	+ 5%
Soybeans	12.5%	1,245¢	1,307.25¢	+ 5%
Copper	12.5%	$5,240	$5,502	+ 5%
Sugar	12.5%	15¢	15.75¢	+ 5%
Corn	10%	425¢	446.25¢	+ 5%
Gold	7.5%	$935	$981.75	+ 5%
Cotton	5%	56¢	58.8¢	+ 5%

Basket Percentage Increase = sum of (x) the final price for each basket commodity minus the initial price for such basket commodity divided by the initial price of such basket commodity times (y) the basket commodity weighting for such basket commodity:

[(final gasoline price – initial gasoline price) / initial gasoline price] x 15%; plus

[(final palm oil price – initial palm oil price) / initial palm oil price]  x  12.5%; plus

[(final soymeal price – initial soymeal price) / initial soymeal price]  x  12.5%; plus

[(final soybeans price – initial soybeans price) / initial soybeans price]  x  12.5%; plus

[(final copper price – initial copper price) / initial copper price] x 12.5%; plus

[(final sugar price – initial sugar price) / initial sugar price]  x  12.5%; plus

[(final corn price – initial corn price) / initial corn price]  x  10%; plus

[(final gold price – initial gold price) / initial gold price]  x  7.5%; plus

[(final cotton price – initial cotton price) / initial cotton price]  x  5%

So, using the final prices above:

gasoline = [($210 – $200) / $200] x 15% = 0.75%; plus

palm oil = [(MYR2,588.25 – MYR2,465) / MYR2,465] x 12.5% = 0.625%; plus soymeal= [($441 – $420) / $420] x 12.5% = 0.625%; plus

soybeans = [(1,307.25¢ – 1,245¢) / 1,245¢] x 12.5% = 0.625% plus copper = [($5,502 – $5,240) / $5,240] x 12.5% = 0.625%; plus sugar = [(15.75¢ – 15¢) / 15¢] x 12.5% = 0.625%; plus

corn = [(446.25¢ – 425¢) / 425¢] x 10% = 0.5%; plus

gold = [($981.75 – $935) / $935] x 7.5% = 0.375%; plus

cotton = [(58.8¢ – 56¢) / 56¢] x 5% = 0.25%;

which equals

basket percentage increase   = 5%

The leveraged upside payment will equal (i) $1,000 times (ii) the basket percentage increase times (iii) the leverage factor, or:

$1,000   x   5%   x   130%   =   $65

The payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000   +   $65   =   $1,065

Basket depreciates or does not appreciate - Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the respective tables below.  The initial and final prices below are hypothetical and do not reflect the actual initial or final prices.

The basket performance factor is less than 100%

Basket Commodity	% Weight in Basket	Hypothetical Initial price	Hypothetical Final price	Percentage Change
Gasoline	15%	$200	$120	-40%
Palm oil	12.5%	MYR2,465	MYR1,479	-40%
Soymeal	12.5%	$420	$441	+5%
Soybeans	12.5%	1,245¢	1,307.25¢	+5%
Copper	12.5%	$5,240	$5,502	+5%
Sugar	12.5%	15¢	15.75¢	+5%
Corn	10%	425¢	446.25¢	+5%
Gold	7.5%	$935	$981.75	+5%
Cotton	5%	56¢	58.8¢	+5%

Basket Performance Factor = sum of (x) the final price for each basket commodity divided by the initial price of such basket commodity times (y) the basket commodity weighting for such basket commodity:

(final gasoline price / initial gasoline price)  x  15%; plus

(final palm oil price / initial palm oil price)  x  12.5%; plus

(final soymeal price / initial soymeal price)  x  12.5%; plus

(final soybeans price / initial soybeans price)  x  12.5%; plus

(final copper price / initial copper price)  x  12.5%; plus

(final sugar price / initial palm sugar price)  x  12.5%; plus

(final corn price / initial corn price)  x  10%; plus

(final gold price / initial gold price)  x  7.5%; plus

(final cotton price / initial cotton price)  x  5%

So, using the final prices above:

gasoline  = ($120 / $200) x 15%  = 9%; plus

palm oil  = (MYR1,479 / MYR2,465) x 12.5%  = 7.5%; plus

soymeal  = ($441 / $420) x 12.5%  = 13.125%; plus

soybeans  = (1,307.25¢ / 1,245¢) x 12.5%  = 13.125%; plus

copper  = ($5,502 / $5,240) x 12.5%  = 13.125%; plus

sugar  = (15.75¢ / 15¢) x 12.5%  = 13.125%; plus

corn  = (446.25¢ / 425¢) x 10%  = 10.5%; plus

gold  = ($981.75 / $935) x 7.5%  = 7.875%; plus

cotton  = (58.8¢ / 56¢) x 5%  = 5.25%

which equals

basket performance factor   =92.625%

In the above example, the final prices of soymeal, soybeans, copper, sugar, corn, gold and cotton (with a combined weighting of 72.5% of the basket) are each higher than their respective initial prices, but the final prices of gasoline and palm oil (with a combined weighting of 27.5% of the basket) are significantly lower than their initial prices.  Accordingly, although the final prices of 72.5% of the basket commodities have increased in value over their respective initial prices, the final prices of 27.5% of the basket commodities have declined and, because they have declined further, their decline offsets the increases in the other basket commodities and, consequently, the basket performance factor is less than 100%.  Therefore, the payment at maturity per PLUS will equal:

$1,000 times the basket performance factor; or

$1,000   x   92.625%   =   $926.25

Please review the table of the historical values of each of the basket commodities for each calendar quarter in the period from January 1, 2004 (except for gasoline which commenced trading on the NYMEX on October 3, 2005) through June 12, 2009 and related graphs.  Please also review the graph of the historical performance of the basket for the period from October 3, 2005 through June 12, 2009 (with each of the basket commodities weighted in the basket as described in “Description of PLUS—Basket” at June 12, 2009) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket commodities during such period.  You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the prices of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on their historical performance.

RISK FACTORS

The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity.  This section describes the most significant risks relating to the PLUS.  You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest or guarantee return of principal
The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS or guarantee to pay you the stated principal amount of the PLUS at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based upon the basket percent increase or the basket performance factor, as applicable.  If the value of the basket has increased over the term of the PLUS, you will receive an amount in cash equal to $1,000 plus the leveraged upside payment, subject to the maximum payment at maturity.  If the value of the basket has decreased over the term of the PLUS, you will lose money on your investment; you will receive an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial value.  See “Hypothetical Payouts on the PLUS at Maturity” on PS–9.

Appreciation potential is limited
The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,360 to $1,400, or 136% to 140% of the stated principal amount.  Although the leverage factor provides 130% exposure to any increase in the value of the basket at maturity, because the payment at maturity will be limited to 136% to 140% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final value of the basket exceeds approximately 127.7% to 130.77% of the initial value of the basket.

The PLUS will not be listed and secondary trading may be limited
The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

Market price of the PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

•	the value of each of the basket commodities at any time,

•	the volatility (frequency and magnitude of changes in value) of each of the basket commodities,

•	interest and yield rates in the market,

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities markets generally and which may affect the final prices of the basket commodities,

•	trends of supply and demand for the basket commodities at any time, as well as the effects of speculation or any government activity that could affect the markets for the basket commodities,

•	the time remaining until the PLUS mature, and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if the values of the basket commodities at the time of sale are at or below their initial prices or if market interest rates rise.  You cannot predict the future performance of any of the basket commodities based on their historical performance.  The basket performance may be negative so that you will receive at maturity an amount that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial value.  In addition, there can be no assurance that there will be a positive basket percent increase so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.

The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS
Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

Hedging and trading activity by MS & Co. and its affiliates could potentially affect the value of the PLUS
MS & Co. and other affiliates of ours will carry out hedging activities related to the PLUS (and to other instruments linked to the basket commodities), including trading in the basket commodities and to other instruments linked to the basket commodities.  MS & Co. and some of our other subsidiaries also trade the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we price the PLUS for initial sale to the public could potentially increase the initial prices of the basket commodities and, therefore, the prices at which the basket commodities must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the prices of the basket commodities on the valuation date and, accordingly, the amount of cash you will receive at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket commodities may offset each other
Value movements in the basket commodities may not correlate with each other.  At a time when the value of one basket commodity increases, the value of the other basket commodities may not increase as much, or may even decline in value.  Therefore, in calculating the performance of the basket commodities on the valuation date, increases in the value of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the value of other basket commodities.  Furthermore, the basket is not equally weighted among the basket commodities. Decreases in the value of a more heavily weighted basket commodity could moderate or wholly offset increases in the values of the less heavily weighted basket commodities.

Furthermore, the basket is not equally weighted among the basket commodities. Decreases in the value of a more heavily weighted basket commodity could moderate or wholly offset increases in the values of the less heavily weighted basket commodities.

You can review a table of the historical values and related graphs of each of the basket commodities for each calendar quarter in the period from January 1, 2004 (except in the cases of gasoline, which commenced trading on the NYMEX on October 3, 2005) through June 12, 2009 and a graph of the historical performance of the basket for the period from October 3, 2005 through June 12, 2009 (assuming that each of the basket commodities is weighted in the basket as described above) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the value of any of the basket commodities will be offset by decreases in the value of other basket commodities, based on historical performance.  In addition, there can be no assurance that the basket percent increase will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.  If the basket performance factor is less than 100%, you will receive at maturity an amount that is less than the amount of your original investment in the PLUS, and which could be significantly less.

The return on the PLUS is linked to a number of commodities, the prices of which may change unpredictably and affect the value of the PLUS in unforeseeable ways
Investments, such as the PLUS, linked to the prices of commodities such as gasoline, palm oil, soymeal, soybeans, copper, sugar, corn, gold and cotton, are considered speculative, and prices of commodities may fluctuate significantly over short periods for a variety of factors, including the principal factors set out below.  These factors may affect the prices of the commodities, and therefore of the PLUS, in varying and potentially inconsistent ways.

Specific commodities prices are volatile and are affected by numerous factors specific to each market
Gasoline

Gasoline is the first nearby New York harbor reformulated gasoline blendstock for oxygen blending futures contract traded on the NYMEX in units of 42,000 gallons. The contract is based on delivery at petroleum products terminals in New York harbor. Gasoline is a wholesale non-oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack.

The level of demand for non-oxygenated gasoline is primarily influenced by the level of global industrial activity.  In addition, the demand has seasonal variations, which occur during the “driving seasons” usually considered the summer months in North America and Europe.  Further, as gasoline is derived from crude oil, the price of crude oil also influences the price of gasoline.

Crude oil in turn is influenced by global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

Palm Oil

Palm oil is an edible vegetable oil used primarily in cooking, margarine production and as a component of processed foods.  It is also increasingly used in biodiesel production.  Palm oil is produced from the fruit of the oil palm by a process of fractionation.  The price of palm oil is primarily affected by the global demand for and supply of palm oil, but is also may be influenced from time to time by speculative actions and by currency exchange rates.  In addition, prices for palm oil are affected by governmental programs and policies regarding agriculture, including cultivation of the oil palm, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect palm oil prices such as weather, crop yields, natural disasters, pestilence, technological developments in agriculture and palm oil refining, wars and political and civil upheavals.  Substitution of other edible oils and other sources of biodiesel for palm oil could also adversely impact the price of palm oil.  Malaysia is the world’s largest supplier of palm oil, though several other Asian, Latin American and African countries are major producers.

Soymeal

The price of soymeal is primarily affected by the global demand for and supply of soymeal, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Soymeal is used primarily as an animal feed ingredient and therefore demand for soymeal is significantly influenced by the level of global livestock production.  Soymeal production is dominated by the United States, China, Brazil, Argentina and India.  Governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally, in these countries could affect the supply and price of soymeal.  Extrinsic factors also affect soymeal prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.

Soybeans

The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect soybean prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.  Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand.  The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

Copper

The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.

Sugar

Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates.  Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol.  Global demand for sugar is influenced by level of human consumption of sweetened food-stuffs and beverages and to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol.  The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption.  Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar.  Extrinsic factors also affect sugar prices such as weather, disease and natural disasters.

Corn

The price of corn is primarily affected by the global demand for and supply of corn.  The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol.  The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed.  Negative developments in those industries may lessen the demand for corn.  For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease.  The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn.  The United States is the world’s largest supplier of corn, followed by China and Brazil.  The supply of corn is particularly sensitive to weather patterns in the United States and China.  In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

Gold

The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions which hold gold, sales of gold recycled from jewelry as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals. From time to time, above ground inventories of gold may also influence the market. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.

Cotton

Cotton prices are primarily affected by the global demand for and supply of cotton, but are also significantly influenced by speculative actions and by currency exchange rates.  In addition, the price of cotton is affected by governmental programs and policies regarding agriculture, including cotton, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect cotton prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals.  Demand for cotton has generally increased with worldwide growth and prosperity.

There are risks relating to trading of commodities on the Malaysian Derivatives Exchange
The futures contract for palm oil to which the payment at maturity on the PLUS is linked is traded on the Malaysian Derivatives Exchange and is quoted in Malaysian ringgits.  There are risks associated with the commodities markets in Malaysia, including risks of volatility in Malaysian markets, intervention in Malaysian markets by the government of Malaysia and comparatively less available public information about commodities markets than in the United States.  Trading in the futures contract for palm oil, and the manner in which prices and volumes are reported by the Malaysian Derivatives Exchange, may not be subject to the same provisions of, and the protections afforded by, the United States Commodity Exchange Act or other applicable statutes and related regulations, that govern trading on regulated futures exchanges in the United States.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  Futures contracts on palm oil on the Malaysian Derivatives Exchange, in particular, lack significant liquidity.  In addition, U.S. futures exchanges and the Malaysian Derivatives Exchange have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the basket commodities and, therefore, the payment at maturity on the PLUS.

There are risks relating to trading of metals on the London Metal Exchange
The official cash offer prices of copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any determination date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain underlying commodities, and consequently the supplemental redemption amount, could be adversely affected.

There are risks relating to trading of commodities on the London Bullion Market Association
Gold is traded on the London Bullion Market Association which we refer to as the LBMA.  The price of gold will be determined by reference to the fixing prices reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Investing in the PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities
Investing in the PLUS is not equivalent to investing directly in any of the basket commodities or in futures contracts or in forward contracts on any of the basket commodities.  By purchasing the PLUS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the PLUS, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the PLUS.

As calculation agent, MSCG will determine the initial price and final price of each basket commodity, the basket performance factor or the basket percent increase, as applicable, and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any commodity price in the event of a market disruption event, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of PLUS—Market Disruption Event.”

The original issue price of the PLUS includes the agent’s commissions and certain costs of hedging our obligations under the PLUS.  The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Although the U.S. federal income tax consequences of an investment in the PLUS are uncertain, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the PLUS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the PLUS, the timing and character of income on the PLUS might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the PLUS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “PLUS” refers to each $1,000 stated principal amount of our Performance Leveraged Upside SecuritiesSM due December 30, 2010, Based on the Performance of a Basket Composed of Nine Commodities.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	June , 2009

Original Issue Date (Settlement Date)	June , 2009

Maturity Date	December 30, 2010, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled valuation date.

If due to a Market Disruption Event or otherwise, the Valuation Date for any Basket Commodity is postponed so that it falls less than two Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second Trading Day following such Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	$1,000 per PLUS

Stated Principal Amount	$1,000 per PLUS

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617482FY5

ISIN	US617482FY52

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The Basket consists of the following Basket Commodities weighted at their respective Basket Weightings as set forth in the following table:

Basket Commodity	Bloomberg Ticker Symbol	Initial Price	Percentage Weight of Basket Value
Gasoline RBOB (“Gasoline”)	XB1		15%
Palm Oil	KO3		12.5%
Soybean Meal – CBOT (“Soymeal”)	SM1		12.5%
Soybeans-CBOT (“Soybeans”)	S1		12.5%
Copper	LOCADY		12.5%
Sugar #11 (World) – NYBOT (“Sugar”)	SB1		12.5%
Corn – CBOT (“Corn”)	C1		10%
Gold	GOLDLNPM		7.5%
Cotton No. 2 – NYBOT (“Cotton”)	CT1		5%

Basket Commodities	Gasoline, Palm Oil, Soymeal, Soybeans, Copper, Sugar, Corn, Gold and Cotton.

Payment at Maturity
At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each PLUS an amount in cash equal to (i) if the Basket Percent Increase is positive, $1,000 plus the Leveraged Upside Payment, or (ii) if the Basket Performance Factor is less than or equal to 100%, $1,000 times the Basket Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each PLUS, on or prior to 10:30 a.m. (New York City time) on the Trading Day preceding the Maturity Date (but, if such Trading Day is not a business day, prior to the close of business on the business day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Leveraged Upside Payment	$1,000 times the Basket Percent Increase times the Leverage Factor, subject to the Maximum Payment at Maturity.

Leverage Factor	130%

Maximum Payment at Maturity	$1,360 to $1,400 per PLUS (136% to 140% of the Stated Principal Amount). The actual Maximum Payment at Maturity will be determined on the Pricing Date.

Basket Percent Increase
The Basket Percent Increase will equal the sum of the products of (x) the Final Price for each Basket Commodity minus the respective Initial Price for such Basket Commodity divided by the Initial Price of such Basket Commodity times (y) the Basket Commodity Weighting for such Basket Commodity.  Each such product may be expressed by the following formula:

Basket Performance Factor
The Basket Performance Factor will equal the sum of the products of (x) the Final Price for each Basket Commodity divided by the respective Initial Price for such Basket Commodity times (y) the respective Basket Commodity Weighting for such Basket Commodity, as expressed by the following formula:

Commodity Price	The Commodity Price for each Basket Commodity will equal:

(i)  in the case of Gasoline, the official settlement price per gallon of New York Harbor reformulated gasoline blendstock for oxygen blending on the New York Mercantile Exchange (the “NYMEX”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX,

(ii)  in the case of Palm Oil, the official settlement price per ton of deliverable grade palm oil on the Malaysian Derivatives Exchange (the “MDEX”) of the third nearby month futures contract, stated in Malaysian Ringgit (“MYR”), as made public by the MDEX,

(iii)  in the case of Soymeal, the official settlement price per ton of deliverable grade soybean meal on the Chicago Board of Trade (the “CBOT”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the CBOT,

(iv)  in the case of Soybeans, the official settlement price per bushel of deliverable grade soybeans on the CBOT of the first nearby month futures contract, stated in U.S. cents, as made public by the CBOT,

(v) in the case of Copper, the official cash offer price per ton of Copper Grade A on the London Metal Exchange (the “LME”) for the spot market, stated in U.S. dollars, as determined by the LME,

(vi)  in the case of Sugar, the official settlement price per pound of deliverable grade sugar cane on the NYBOT of the first nearby month futures contract, stated in U.S. cents, as made public by the NYBOT,

(vii) in the case of Corn, the official settlement price per bushel of deliverable grade corn on the CBOT of the first nearby month futures contract, stated in U.S. cents, as made public by the CBOT,

(viii)  in the case of Gold, the afternoon gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market, and

(ix)  in the case of Cotton, the official settlement price per pound of deliverable grade Cotton No. 2 on the NYBOT of the first nearby month futures contract, stated in U.S. cents, as made public by the NYBOT, provided that,

(a) if any date on which the price of Soymeal, Soybeans, Sugar, Corn or Cotton is to be determined is after the date of the last trade of the options contract (or, if there is more than one such options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract for such Basket Commodity, such price shall be determined by reference to the second nearby month futures contract for such Basket Commodity;

and

(b) if any date on which the price of Palm Oil is to be determined is within 14 calendar days of the last trading day of the first nearby month futures contract for Palm Oil, such price shall be determined by reference to the fourth nearby month futures contract for Palm Oil.

Initial Price	The Commodity Price for each Basket Commodity on the Pricing Date provided that, with respect to any Basket Commodity, if the Pricing Date is not a Trading Day with respect to such Basket Commodity or if a Market Disruption Event with respect to such Basket Commodity occurs on such day (a “Commodity Disrupted Pricing Date”), the Initial Price in respect of such Basket Commodity will be determined on the next Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity, provided further that the Initial Price for any Basket Commodity will be determined no later than three Trading Days following the scheduled Pricing Date as a result of a Commodity Disrupted Pricing Date.

If the Initial Price with respect to any Basket Commodity has not been determined by the third Trading Day following the Pricing Date as a result of Commodity Disrupted Pricing Dates, the Calculation Agent will determine the Initial Price for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price taking into account, if necessary, any Material Change in Formula or Material Change in Content.  If such quotations are provided as requested, the Initial Prices for such Basket Commodity shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Initial Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If any Initial Price for any Basket Commodity as finally made available by the respective Relevant Exchange differs from any Initial Price specified in the final pricing supplement, we will include the definitive Initial Price in an amended pricing supplement.

Final Price	The Commodity Price for each Basket Commodity on the Valuation Date.

Relevant Exchange	Relevant Exchange means:

(a) with respect to Gasoline, the NYMEX;

(b) with respect to Palm Oil, the MDEX;

(c) with respect to Soymeal, the CBOT;

(d) with respect to Soybeans, the CBOT;

(e) with respect to Copper, the LME;

(f) with respect to Sugar, the NYBOT;

(g) with respect to Corn, the CBOT;

(h) with respect to Gold, the LBMA; and

(i) with respect to Cotton, the NYBOT.

Reuters, Bloomberg and various other third party sources may report prices of the basket commodities.  If any such reported price differs from that as determined by the Relevant Exchange, the price as determined by the Relevant Exchange will prevail.

Valuation Date
With respect to each Basket Commodity separately, the Valuation Date will be December 22, 2010; provided that, with respect to any Basket Commodity, if the Valuation Date is not a Trading Day with respect to a Basket Commodity or if a Market Disruption Event with respect to such Basket Commodity occurs on the Valuation Date (a “Commodity Disrupted Date”), the Final Price in respect of such Basket Commodity will be determined on the next Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity, provided further that the Final Price for any Basket Commodity will be determined no later than three Trading Days following the scheduled Valuation Date as a result of a Commodity Disrupted Date.

If the Final Price with respect to any Basket Commodity has not been determined by the third Trading Day following the scheduled Valuation Date as a result of Commodity Component Disrupted Dates, the Calculation Agent will determine the Final Price for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price taking into account, if necessary, any Material Change in Formula or Material Change in Content.  If such quotations are provided as requested, the Final Price for such Basket Commodity shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Final Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day	Trading Day means, with respect to each of the Basket Commodities separately, a day, as determined by the Calculation

Agent, on which trading is generally conducted on the Relevant Exchange for such Basket Commodity.

Market Disruption Event
Market Disruption Event means, with respect to each Basket Commodity separately, any of Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Material Change in Formula, Material Change in Content and Tax Disruption.

Price Source Disruption
With respect to each Basket Commodity separately, Price Source Disruption means either (i) the failure of the Relevant Exchange to announce or publish a price for such Basket Commodity or (ii) the temporary or permanent discontinuance or unavailability of the price for such Basket Commodity.

Trading Disruption	With respect to each Basket Commodity separately, Trading Disruption means the material suspension of, or material limitation imposed on, trading in such Basket Commodity on the Relevant Exchange.

Disappearance of Commodity
Reference Price
With respect to each Basket Commodity separately, Disappearance of Commodity Reference Source means either (i) the permanent discontinuation of trading in such Basket Commodity on the Relevant Exchange or (ii) the disappearance of, or of trading in, such Basket Commodity.

Material Change in Formula
With respect to each Basket Commodity separately, Material Change in Formula means the occurrence since the Pricing Date of a material change in the formula for or the method of calculating the price of such Basket Commodity.

Material Change in Content
With respect to each Basket Commodity separately, Material Change in Content means the occurrence since the Pricing Date of a material change in the content, composition or constitution of the price for such Basket Commodity.

Tax Disruption
With respect to each Basket Commodity separately, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Basket Commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Final Price of such Basket Commodity on the Valuation Date from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note
Book Entry.  The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the PLUS.  Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent	Morgan Stanley Capital Group Inc. (“MSCG”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial prices, the Final prices, the Basket Performance Factor, the Basket Percent Increase and the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event,” “—Antidilution Adjustments,” and “—Valuation Date.” MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the price of each Basket Commodity on the date of acceleration were the Final Price for such Basket Commodity.

If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the

Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Graph
The following graph sets forth the historical performance of the Basket.  The graph covers the period from October 3, 2005 (the date trading in Gasoline commenced on the NYMEX) through June 12, 2009 and illustrates the effect of the offset and/or correlation among the Basket Commodities during such period.  The graph does not attempt to show your expected return on an investment in the PLUS.  The historical performance of the Basket and the Basket Commodities should not be taken as an indication of their future performance.

Historical Basket Performance October 3, 2005 through June 12, 2009

Historical Information
The following tables set forth the published high, low and end of quarter closing prices for each of the Basket Commodities for each calendar quarter from January 1, 2004 to June 12, 2009 (except in the cases of Gasoline, which commenced trading on the NYMEX on October 3, 2005).  The graphs following each Basket Commodity’s table set forth the historical performance of each respective Basket Commodity for the same period.  The closing values on June 12, 2009 were, for Gasoline, $204.31, for Palm Oil, Malaysian Ringgit 2,465.00, for Soymeal, $422.70, for Soybeans, 1,245.50¢, for Copper $5,240.50, for Sugar, 15.20¢, for Corn, 425.50¢, for Gold, $937.25 and for Cotton, 56.10¢.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The Initial Price and the Final Price of the Basket Commodities will be determined with reference to the prices published by the Relevant Exchanges, respectively, in accordance with the provisions set forth herein, on the Pricing Date and Valuation Date, respectively, rather than the prices published by Bloomberg Financial Markets on such dates.  The historical prices and historical performance of the Basket Commodities should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Percentage Increase at maturity will be greater than zero so that you will receive a payment in excess of the Stated Principal Amount of the PLUS.  Because your return is linked to the performance of the Basket at maturity, there is no guaranteed return of any of your principal.  The prices of each of the Basket Commodities may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.

If the Basket Performance Factor at maturity is less than 100%, you will lose money on your investment.

Gasoline Historical High, Low and Period End Closing Prices October 3, 2005 through June 12, 2009 (stated in U.S. dollars)

	High	Low	Period End
2005
Fourth Quarter (beginning October 3, 2005)	188.88	148.06	174.00
2006
First Quarter	208.05	143.10	206.45
Second Quarter	248.95	205.12	239.31
Third Quarter	243.08	149.29	156.32
Fourth Quarter	171.06	144.66	160.21
2007
First Quarter	213.55	135.53	211.15
Second Quarter	244.05	201.77	229.42
Third Quarter	236.94	186.37	206.83
Fourth Quarter	249.62	198.13	247.58
2008
First Quarter	274.29	223.99	261.63
Second Quarter	354.80	263.92	350.15
Third Quarter	357.10	239.70	248.47
Fourth Quarter	236.00	79.27	100.82
2009
First Quarter	153.11	104.33	140.00
Second Quarter (through June 12, 2009)	206.49	137.17	204.31

Gasoline Daily Official Settlement Prices - October 3, 2005 through June 12, 2009

Palm Oil Historical High, Low and Period End Closing Prices January 1, 2004 through June 12, 2009 (stated in Malaysian ringgits per ton)

	High	Low	Period End
2004
First Quarter	1,993.00	1,684.00	1,937.00
Second Quarter	1,962.00	1,457.00	1,550.00
Third Quarter	1,548.00	1,391.00	1,413.00
Fourth Quarter	1,475.00	1,372.00	1,387.00
2005
First Quarter	1,476.00	1,258.00	1,461.00
Second Quarter	1,454.00	1,362.00	1,408.00
Third Quarter	1,460.00	1,340.00	1,460.00
Fourth Quarter	1,482.00	1,387.00	1,415.00
2006
First Quarter	1,510.00	1,417.00	1,437.00
Second Quarter	1,494.00	1,411.00	1,491.00
Third Quarter	1,677.00	1,487.00	1,559.00
Fourth Quarter	2,032.00	1,523.00	1,995.00
2007
First Quarter	2,070.00	1,856.00	2,070.00
Second Quarter	2,701.00	2,061.00	2,427.00
Third Quarter	2,675.00	2,366.00	2,644.00
Fourth Quarter	3,125.00	2,542.00	3,050.00
2008
First Quarter	4,330.00	3,082.00	3,395.00
Second Quarter	3,730.00	3,170.00	3,598.00
Third Quarter	3,635.00	2,040.00	2,090.00
Fourth Quarter	2,000.00	1,390.00	1,695.00
2009
First Quarter	2,035.00	1,740.00	2,000.00
Second Quarter(through June 12, 2009)	2,789.00	2,070.00	2,465.00

Palm Oil Daily Official Settlement Prices - January 1, 2004 through June 12, 2009

Soymeal Historical High, Low and Period End Closing Prices January 1, 2004 through June 12, 2009 (stated in U.S. dollars)

	High	Low	Period End
2004
First Quarter	325.50	237.00	314.30
Second Quarter	336.00	254.50	297.50
Third Quarter	344.70	156.20	156.20
Fourth Quarter	166.00	147.00	162.60
2005
First Quarter	202.20	148.80	187.00
Second Quarter	232.40	183.20	207.00
Third Quarter	230.00	167.10	167.20
Fourth Quarter	203.80	162.80	197.30
2006
First Quarter	198.20	171.80	174.60
Second Quarter	185.40	168.40	174.60
Third Quarter	175.70	156.10	161.90
Fourth Quarter	201.00	160.40	191.90
2007
First Quarter	231.40	186.60	211.80
Second Quarter	237.80	190.90	229.20
Third Quarter	282.80	212.90	276.30
Fourth Quarter	337.70	254.70	331.50
2008
First Quarter	377.00	310.30	322.30
Second Quarter	434.00	321.80	434.00
Third Quarter	453.90	279.40	279.40
Fourth Quarter	300.50	240.50	300.50
2009
First Quarter	320.40	267.80	295.30
Second Quarter (through June 12, 2009)	428.00	294.30	422.70

Soymeal Daily Official Settlement Prices – January 1, 2004 through June 12, 2009

Soybeans Historical High, Low and Period End Closing Prices January 1, 2004 through June 12, 2009 (stated in U.S. cents)

	High	Low	Period End
2004
First Quarter	1,055.75	787.50	995.00
Second Quarter	1,053.50	806.00	893.00
Third Quarter	979.50	523.50	527.00
Fourth Quarter	561.25	502.00	547.75
2005
First Quarter	681.00	499.50	627.50
Second Quarter	744.50	603.75	651.75
Third Quarter	723.00	557.50	573.25
Fourth Quarter	613.00	554.00	602.00
2006
First Quarter	621.00	562.00	571.50
Second Quarter	609.00	555.25	594.75
Third Quarter	608.50	527.25	547.50
Fourth Quarter	688.00	542.50	683.50
2007
First Quarter	783.75	653.50	761.25
Second Quarter	855.25	709.75	850.00
Third Quarter	1,009.00	799.25	991.25
Fourth Quarter	1,220.75	925.50	1,199.00
2008
First Quarter	1,544.50	1,189.50	1,197.25
Second Quarter	1,605.00	1,211.00	1,605.00
Third Quarter	1,658.00	1,045.00	1,045.00
Fourth Quarter	1,053.00	783.50	972.25
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter (through June 12, 2009)	1,267.00	952.00	1,245.50

Soybeans Daily Official Settlement Prices – January 1, 2004 through June 12, 2009

Copper Historical High, Low and Period End Closing Prices January 1, 2004 through June 12, 2009 (stated in U.S. dollars)

	High	Low	Period End
2004
First Quarter	3,105.50	2,337.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	3,050.50	4,035.00
Second Quarter (through June 12, 2009)	5,266.00	3,963.50	5,240.50

Copper Daily Official Settlement Prices – January 1, 2004 through June 12, 2009

Sugar
Historical High, Low and Period End Closing Prices
January 1, 2004 through June 12, 2009
(stated in U.S. cents)
	High	Low	Period End
2004
First Quarter	7.15	5.36	6.40
Second Quarter	7.32	6.25	7.24
Third Quarter	8.50	7.38	8.50
Fourth Quarter	9.32	8.35	9.04
2005
First Quarter	9.30	8.42	8.70
Second Quarter	9.34	8.08	9.34
Third Quarter	11.13	9.16	10.95
Fourth Quarter	14.79	11.20	14.68
2006
First Quarter	19.30	14.18	17.90
Second Quarter	18.33	14.71	15.79
Third Quarter	17.16	9.75	10.85
Fourth Quarter	12.58	10.89	11.75
2007
First Quarter	11.51	9.85	9.88
Second Quarter	9.98	8.45	9.07
Third Quarter	10.33	9.09	9.56
Fourth Quarter	11.07	9.70	10.82
2008
First Quarter	15.02	10.73	11.69
Second Quarter	12.67	9.52	12.04
Third Quarter	14.19	11.65	12.36
Fourth Quarter	13.93	10.57	11.81
2009
First Quarter	13.70	11.43	12.67
Second Quarter (through June 12, 2009)	15.94	12.22	15.20

Sugar Daily Official Settlement Prices - January 1, 2004 through June 12, 2009

Corn Historical High, Low and Period End Closing Prices January 1, 2004 through June 12, 2009 (stated in U.S. cents)

	High	Low	Period End
2004
First Quarter	320.00	250.00	320.00
Second Quarter	330.50	257.50	257.50
Third Quarter	257.50	205.25	205.50
Fourth Quarter	207.50	191.50	204.75
2005
First Quarter	228.50	194.75	213.00
Second Quarter	235.50	195.25	212.25
Third Quarter	260.00	195.00	205.50
Fourth Quarter	216.25	186.25	215.75
2006
First Quarter	236.00	205.00	236.00
Second Quarter	263.00	223.00	235.50
Third Quarter	264.25	219.00	262.50
Fourth Quarter	390.25	264.00	390.25
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter	567.25	462.50	567.25
Second Quarter	754.75	576.25	724.75
Third Quarter	748.75	487.50	487.50
Fourth Quarter	484.00	293.50	407.00
2009
First Quarter	427.50	343.50	404.75
Second Quarter (through June 12, 2009)	449.50	369.50	425.50

Corn Daily Official Settlement Prices – January 1, 2004 through June 12, 2009

Gold Historical High, Low and Period End Closing Prices January 1, 2004 through June 12, 2009 (stated in U.S. dollars per troy ounce)

	High	Low	Period End
2004
First Quarter	425.50	390.50	423.70
Second Quarter	427.25	375.00	395.80
Third Quarter	415.65	387.30	415.65
Fourth Quarter	454.20	411.25	435.60
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter (through June 12, 2009)	981.75	870.25	937.25

Gold Daily Official Settlement Prices – January 1, 2004 through June 12, 2009

Cotton Historical High, Low and Period End Closing Prices January 1, 2004 through June 12, 2009 (stated in U.S. cents)

	High	Low	Period End
2004
First Quarter	75.94	62.10	62.10
Second Quarter	65.34	47.95	48.25
Third Quarter	54.00	43.02	48.10
Fourth Quarter	50.35	42.31	44.77
2005
First Quarter	53.96	42.70	53.03
Second Quarter	58.50	46.29	52.00
Third Quarter	53.80	46.15	51.50
Fourth Quarter	56.93	48.30	54.19
2006
First Quarter	57.43	52.22	52.65
Second Quarter	53.97	46.12	49.75
Third Quarter	55.23	47.50	49.30
Fourth Quarter	56.96	46.80	56.19
2007
First Quarter	55.85	51.76	53.57
Second Quarter	58.50	46.25	58.50
Third Quarter	66.49	55.15	62.05
Fourth Quarter	68.01	58.10	68.01
2008
First Quarter	89.00	66.83	69.34
Second Quarter	75.23	64.21	71.40
Third Quarter	71.68	55.06	55.50
Fourth Quarter	56.69	39.14	49.02
2009
First Quarter	52.07	40.01	46.47
Second Quarter (through June 12, 2009)	60.54	46.15	56.10

Cotton Daily Official Settlement Prices – January 1, 2004 through June 12, 2009

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.  The original issue price of the PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the Basket Commodities, in futures or options contracts on the Basket Commodities or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the values of the Basket Commodities, and, therefore, increase the values at which the Basket Commodities must close on the Valuation Date before you will receive at maturity a payment that exceeds the Stated Principal Amount of the PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the Basket Commodities or futures or options contracts on the Basket Commodities or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Commodities and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may allow a concession not in excess of $20 per PLUS to Morgan Stanley Smith Barney LLC (“MSSB”) as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

We expect to deliver the PLUS against payment therefor in New York, New York on June , 2009, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the PLUS.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the PLUS on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS, for its own account.  The Agent must close out any naked short position by purchasing the PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the PLUS, the component stocks of the FTSE/Xinhua China 25 Index, any of the basket commodities or the China Shares in the open market to stabilize the price of the PLUS.  Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to assets of any plan involved in the transaction, and provided further that the plan pays no more than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a plan or a plan asset entity and is not purchasing such PLUS on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Income Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the PLUS.  This discussion applies only to initial investors in the PLUS who:

• purchase the PLUS at their “issue price”; and

• will hold the PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• insurance companies;

• certain dealers and traders in securities, commodities or foreign currencies;

• investors holding the PLUS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• real estate investment trusts;

• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or

• persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the PLUS or instruments that are similar to the PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS (including possible alternative treatments of the PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each PLUS as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the PLUS

Assuming the treatment of the PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the PLUS should equal the amount paid by the U.S. Holder to acquire the PLUS.

Sale, Exchange or Settlement of the PLUS.  Upon a sale or exchange of the PLUS, or upon settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the PLUS sold, exchanged or settled.  Any gain or loss should be long-term capital gain or loss if the holding period of the PLUS is more than one year at the time of sale, exchange or settlement, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the PLUS

Due to the absence of authorities that directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the PLUS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the PLUS.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns will be filed with the IRS in connection with payments on the PLUS and the proceeds from a sale or other disposition of the PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;

• a foreign corporation; or

• a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

• a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in a PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the PLUS

In general.  Assuming the treatment of the PLUS as set forth above is respected, a Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding the PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the PLUS, possibly with retroactive effect.  Accordingly, if you are a non-U.S. investor, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the PLUS ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.